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This filing consists of the conference call transcript and the presentation materials used in the conference call that was previously announced by Schick Technologies, Inc. (“Schick”) in connection with the transactions (the “Exchange”) contemplated by the Exchange Agreement (the “Exchange Agreement”), dated as of September 25, 2005, by and among Schick, Sirona Holdings Luxco S.C.A. (“Luxco”) and Blitz 05-118 GmbH (“Sirona”).

In connection with the proposed Exchange, a proxy statement will be filed with the SEC by Schick. Shareholders of Schick are urged to read the Proxy Statement and any other relevant documents filed with the SEC because they will contain important information about Sirona, Schick and the proposed transaction. The final proxy statement will be mailed to shareholders of Schick. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Schick will be available free of charge from Schick Technologies, Inc., Attn: Legal Department, 30-00 47th Avenue, Long Island City, New York, 11101, Tel: (718) 937-5765.

Schick Technologies, Inc. and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick’s Annual Report on Form 10-K for the year ended March 31, 2005.

Event Name: Schick Technologies Conference Call

Event Date: 2005-09-26

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Kevin McGrath; Cameron Associates; Investor Relations

Jeffrey Slovin; Schick Technologies; President and CEO

Jost Fischer; Sirona Dental Systems; Chairman, President and CEO

Simone Blank; Sirona Dental Systems; EVP and CFO

Paul Johnson; Nicusa Capital; Analyst

Jon Wood; Banc of America Securities; Analyst

Craig Thomas; Intrinsic Investors; Analyst

Joe Giamichael; CJS Securities; Analyst

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Presentation

Operator: Good morning and welcome to our conference call which is convened to assess the merger announcement today of Schick Technologies and Sirona Dental Systems. At this time, all lines are in a listen-only mode and the floor will be open to questions following the presentation. It is now my pleasure to turn the call over to Mr. Kevin McGrath of Cameron Associates. Please proceed.

Kevin McGrath: By now you should have seen a copy of the company’s press release this morning announcing the merger of Schick and Sirona. If you haven’t, it is available on our Web site at www.schicktech.com.

On today’s call we have with us Jeffrey Slovin, president and chief executive officer of Schick; and Mike Stone, executive vice president of Schick; Jost Fischer, chairman, president and chief executive officer of Sirona and Simone Blank, executive vice president and chief financial officer of Sirona.

Before we begin, I would like to remind investors that historically, Schick has not provided financial guidance and plans to continue to refrain from doing so in the future. I would also like to remind you this presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as seek, intend, may, believe, will, project, plan, estimate, expect, anticipate and other similar statements of a forward-looking nature identify forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur and are based on Sirona’s and Schick’s current expectations and beliefs and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements.

Those risks and uncertainties include, but are not limited to, the possibility that the company may be unable to obtain shareholder or regulatory approvals required for the proposed transaction or that such approvals take longer to obtain than expected. Difficulties in successfully integrating the businesses and operations of the two companies, unexpected costs in connection with the proposed transaction, the combined company may be unable to achieve cost saving synergies, the businesses may suffer as a result of uncertainties surrounding the proposed transaction and the industry may be subject to future regulatory or legislative actions.

In addition, the ability of Sirona and Schick to achieve the projected revenues, accretion and synergy savings also will be affected by the effects of competition -- in particular, the response to the proposed transaction in the marketplace.

The effects of general economic and other factors beyond the control of Sirona and Schick and other risks and uncertainties described from time to time in Schick’s public filings with the United States Securities and Exchange Commission (the SEC) all Sirona financial statements are based on management accounts and German GAAP and have not been prepared in accordance with U.S. GAAP.

As a result, Sirona’s financial information may be materially different in Sirona’s financial statements, were prepared in accordance with U.S. GAAP. Schick financial statements have been prepared in accordance with U.S. GAAP. All pro forma consolidated financial information has been prepared by aggregating financial information based on these different accounting standards and such financial information may be materially different than the pro forma statements that would result from the aggregation of financial statements in accordance with U.S. GAAP.

Further information on Schick’s risk factors is contained in Schick’s Form 10-K and other filings with the SEC. Sirona and Schick assume no obligation and expressly disclaim any duty to update information contained in this presentation.

In connection with the proposed transaction, a registration statement including a proxy statement will be filed with the SEC by Schick. Shareholders of Schick are urged to read the registration statement, proxy statement and any other relevant documents filed with the SEC because they will contain information -- important information about Sirona, Schick and the proposed transaction.

The final proxy statement will be mailed to shareholders of Schick. Investors will be able to obtain the documents free of charge at the SEC’s Web site, www.SEC.gov. In addition, documents filed with the SEC by Schick will be available free of charge from Schick Technologies, Inc., Attention Legal Department, 30-00 47th Avenue, Long Island City, New York, 11101, telephone 718-937-5765.

Schick Technologies, Inc and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick’s annual report on Form 10-K for the year ended March 31st, 2005. With that, I’’d like to turn the call over to Jeffrey Slovin.

Jeffrey Slovin: Thank you, Kevin. Good morning, everyone and thank you for joining us on this momentous occasion. Today is an historic day for Schick and its shareholders. We are extremely pleased to share with you the details of our just-announced merger. With me today is our executive vice president, Mike Stone. It is our pleasure to be joined by our new Sirona colleagues, two truly outstanding executives, Jost Fischer, Sirona’s chief executive officer and Simone Blank, chief financial officer. I would now like to turn to our investor presentation, which we have made available on our company Web site at www.shicktech.com.

Today I will provide an overview of the transaction and the strategic rationale behind it. Jost and I will then present our view of the global market opportunities for the combined company. And then Jost will provide details on Sirona -- how our companies fit together, the combined company’s global footprint, R&D capabilities, as well as our product offering. Simone will then take us through a review of the company’s financial highlights.

I am very excited to discuss with you today the merger of Schick, an innovator in digital radiography imaging systems and devices for the dental industry, and Sirona, one of the world’s leading manufacturers of high technology dental equipment. At this point, if you are following along with our investor presentation, please turn to Slide 5.

Let us now look at an overview of the transaction. The total transaction is valued at $1.9 billion and creates a leading global player in dental technology equipment, with strong product lines in all segments. As you know, Schick has a leading position in digital imaging systems in North America, while Sirona is a leading supplier of CEREC CAD/CAM restoration equipment, panoramic and interoral X-ray imaging systems, treatment centers and instruments worldwide.

The merger has been unanimously approved by both companies’ boards of directors and is expected to close in the first quarter of 2006. It is subject to approval by Schick’s shareholders, clearance by appropriate regulatory agencies, preparation of Sirona’s financial statements in accordance with U.S. GAAP and other customary closing conditions. The transaction is structured as a stock-for-stock tax-free exchange in which Schick well issue Sirona’s parent company 36.97 million new Schick shares in exchange for 100% of its economic interest in Sirona.

Sirona’s owners will have an ownership interest in the combined company of 67%, with current Schick shareholders holding the remainder. Schick shareholders will also receive a $2.50 per share cash dividend, which will be declared prior to closing. The business combination is expected to be accrued up to Schick’s calendar 2006 cash earnings per share.

Based on Friday’s closing stock price of $25.10, the deal places the total enterprise value of Sirona at approximately $1.46 billion, including approximately $537 million of net debt. The merged company will be renamed Sirona Dental Systems, Inc. The corporate headquarters will be located at Sirona’s facilities in Bensheim, Germany, and the U.S. headquarters will be located at Schick’s facilities in New York.

Sirona will maintain its facilities in Charlotte, North Carolina. In addition, Schick will apply promptly for listing of its common stock on the NASDAQ National Market. The combined organization will have 1,800 employees on five continents. We believe that the growth created by this merger will offer additional opportunities for all employees of Schick and Sirona.

If you’ll now turn to Slide 6, I’ll address the combined company’s management role and the overall strength of our executive team. Sirona’s CEO, Jost Fischer will become chairman, president and chief executive officer of the combined Sirona Dental Systems. I will become executive vice president and chief operating officer of the combined firm’s U.S. operations. Sirona’s chief financial officer, Simone Blank, will be come executive vice president and CFO of the combined company.

In terms of board representation, Sirona will hold seven seats on the combined company’s board, with Schick holding three seats. Our new CEO, Jost Fischer, has been with Sirona for four years and has 20 years of operational experience as a CEO at various companies. Jost has significant experience in integrating companies and public company experience. Simone Blank has been with Sirona for six years and has extensive operational experience with a strong financial background.

Prior to joining Sirona, Simone was with PriceWaterhouse Coopers. Finally, most of you are familiar with my background. I first joined Schick when I was a managing director at Greystone and I have been with the company for six years in a number of senior executive positions, including president, CEO, COO and as a member of the board. We, in turn, will be supported by what we believe is the industry’s top senior management team, a highly experienced group with an average of over 10 years in dental and a proven track record for success.

Now, turning to Slide 8, let me walk you through why we see this as a great transaction for our companies, employees and shareholders. With the merger we will create a company with a strong global presence and an unrivalled breadth of products based on complementary technology, expanded geographic coverage, and strength in distribution.

The combined company will have a broader product offering by virtue of uniting a total of four industry-leading product categories. Schick’s North American leadership in interoral digital radiography with Sirona’s global businesses in global CAD/CAM systems, CEREC imaging systems, treatment centers and instruments.

We will be a global leader in digital radiography and will have the number one position in the U.S. Additionally, we will have the broadest product portfolio in dental CAD/CAM, including CEREC, the world’s only chair-side dental CAD/CAM system. Together with Sirona, we immediately raise our global profile and build our superior brand recognition within the dental community. We also will be able to build on our strong relationship with our distribution partners.

A few more important points on distribution. Both companies have very strong relationships in North America and we are confident that our longstanding relationships with the leading distributors like Patterson and Henry Schein will continue to support the growth of our combined companies.

Our firms share a strong commitment to R&D excellence that will further enhance and broaden our product and service offerings for our customers. We will go into more detail on R&D capabilities later in the presentation.

On a pro forma basis for the 12 months ended June 30th, 2005, the combined company had revenue of approximately $500 million worldwide, including over $180 million in North America. Following our combination, we expect to achieve annual synergies of $5 to $7 million within 12 to 24 months after close. This will primarily result from leveraging our cost position, sales and distribution channels and our combined install base of customers. The business combination is expected to be accretive to Shick’s calendar 2006 cash earnings per share.

I would also note than on an LCN June pro forma basis, our combined 120 million-plus of EBITDA has been growing at over 20% annually, driven by top line revenue growth in excess of 15 percent. You will find this performance compares quite favorably against the major listed dental companies. Lastly, we believe we have the right management team in place to execute on our growth strategy going forward.

Turning to Slide 10, I’d like to talk to you about our position in the dental equipment market. Fundamentally, the market is going and is being driven by several key trends. One is the growing demand for dental care among patients, particularly as the population grows, ages and becomes more affluent. The demand is particularly focused in aesthetic, elective procedures that can be performed in a relatively short timeframe, ideally a single visit.

The second trend is that dentists are constantly searching for ways to improve their productivity, efficiency and profitability. The answer lies in technological innovation that creates new procedures and no organization is better suited to answer these needs than a combined Schick and Sirona.

CEREC is a prime example. With CEREC, a dentist can completely restore a single tooth using ceramic restoration in about one hour. Traditionally these restorations would have required laboratory involvement and several office visits. With CEREC, the patients needs are met immediately and the dentist provides quality care at a higher profit, since the procedures require only one visit with no associated lab fee.

Another example of how our innovations are changing dentistry is digital imaging. Digital imaging has revolutionized dental X-ray procedures by greatly accelerating the speed with which the image is create. Again, it’s a win-win for both patient and dentist. The patient is exposed to significantly lower radiation levels and does not have to wait for the film to develop. The dentist saves both on time and the cost of processing film.

Consequently, the growth rates for CEREC and digital imaging far exceed that of the industry as a whole. While the global dental equipment market is growing at approximately 5%, with U.S. market growth at around 10%, both CEREC and digital imaging are growing considerably faster. Over the past year, Sirona’s CAD/CAM business grew at 38% and Schick’s digital imaging business grew at 40%. And we see the fundamental trends continuing.

Our unique positioning is highly compelling and exciting. We are confident that this merger will create significant shareholder value. Together, Schick and Sirona form a company that is poised for success. Now I’d like to turn the call over to my new colleague, the president, CEO and chairman of Sirona, Jost Fischer.

Jost Fischer: Thank you, Jeffrey. We are excited about this merger and confident of the future growth of the combined company. Schick is a logical fit, complementing Sirona’s strength, particularly in the U.S. Sirona and Schick are two of the true innovators in our sector. Our united product and R&D platforms will greatly benefit our customer distribution partners and shareholders.

Please turn to Slide 11. Schick is a leader in interoral digital imaging technologies, especially in North America. Schick’s proprietary and private technology combined with the robust R&D has enabled the company to be an important innovator in the space it helped create. No other company has contributed as much to the development of digital interoral imaging. For Sirona, Schick represents the perfect partner. It has a strong portfolio of proprietary technologies. Both brands stand for quality and innovation. Jeff, Mike and the entire Schick team have done an outstanding job of building a company with a strong track record and superior brand awareness in North America.

Now I would like to focus on Sirona. We are a leading global manufacturer of high quality dental equipment. We are well positioned in growing segments such as imaging and CAD/CAM systems, which we market under the name CEREC. For 128 years we have been the leading innovator in the dental equipment space.

We have the industry’s largest and most experienced R&D team. Our ability to consistently develop industry-transforming products is well recognized. Our comprehensive product mix and brand name are known and respected throughout the industry. One of the keys to our success has been our ability to partner with world-class distributors. Earlier this year we expanded our relationships with both Patterson and Henry Schein, the world’s two largest dental distributors. In addition, we are a global player with many long-term national and regional relationships around the world.

Our financial performance has been strong. We are particularly proud of our development in the North American market where sales have grown at a compound annual rate of 41% over the past three years.

Now, turning to Slide 12 let me make a few important points about our products. Sirona competes in almost every major equipment category, whereas the majority of industry players are more limited in their product offerings. Sirona is a leader in every product segment in which it competes. We are the industry’s only one-stop-shop for integrated dental technologies. Sirona is at the forefront of the digital dental office.

We market products in four key categories, CAD/CAM systems, treatment centers, instruments, and imaging systems. Sirona is the only company offering a comprehensive line of CAD/CAM systems for both dentists and labs. CEREC is designed for in-office use and allows dentists to design at no single unit all ceramic restorations chair-side in about an hour. CEREC has been and continues to be a tremendously successful product for Sirona.

It is the fastest growing product in our portfolio and we are looking at 38% increase in sales year-over-year. The demand for this technology is consistently rising, driven primarily by the trend toward increased utilization of ceramic material for tooth restoration. More than 10 million

CEREC restorations have been produced to date worldwide. There is considerable potential for growth worldwide. In the United States, the largest market for CEREC, the penetration is 6%.

Sirona InLab is the most versatile system on the market today for the computerized production of bridge frameworks and copings. It allows a laboratory to design end mill(ph) restorations in-house. Our newest offering in CAD/CAM is the InfiniDent service for the centralized production of copings and bridge frameworks. The lab quickly scans the model and sends a digital tile to Sirona for milling. We produce the end product in our facilities and send it directly back to the lab. We have over 10,000 CEREC users worldwide and over 1,000 labs utilizing InLab and InfiniDent.

Sirona offers the most technologically advanced treatment centers on the market with an installed base of over 100,000 units. Sirona offers a wide range of handpieces, both air driven and electric. Our T1 Classic is widely regarded as the lightest, most powerful and best-balanced handpiece on the market. We are a top four player and our handpieces are in well over 100,000 offices worldwide.

In addition, we offer the SIROLaser endodontic and implantology motor systems and sterilization products. Sirona is a leader in panoramic and interoral imaging products, both digital and conventional. However, today our clear focus is on digital panoramic systems. Sirona has a strong base of over 75,000 imaging customers worldwide. Schick, as you know, is a leader in interoral digital radiography with a customer base of over 25,000.

Next, we turn to Slide 13. Looking at Schick and Sirona on a combined basis, sales for the 12 months ended June were $489 million and they break down as follows -- CAD/CAM systems, including CEREC, is our largest division with revenue of $159 million; our combined imaging system businesses have pro forma revenue of $151 million, or 30% of total sales; treatment centers revenue was $125 million; and finally, instruments had $53 million in revenue. It is clear that our largest product categories, CAD/CAM and imaging systems, have considerable uncaptured growth potential.

If you turn now to Slide 14. For many years Sirona has invested considerable resources in developing the best local relationships in markets around the world to support our customers. We are excited about the opportunity to leverage our relationships to greatly expand the market potential of our combined product offerings. We do business in over 100 countries. For the 12 months ending in June we generated 36% of our sales in North America; 24% in German; 23% in other European countries; and 17% in the rest of the world.

Turning to Slide 15. We see our strong heritage of R&D leadership. For 128 years Sirona has been the leading dental innovator. In fact, over the years Sirona produced many industry firsts. For example, we developed the first dental drill; we brought the first dental x-ray to market; we invented the digital panoramic x-ray; we co-invented the first integrated treatment unit; and with CEREC we created a revolutionary new product, which continues to impact the dental profession.

Schick has also been at the leading edge of innovation. They were the first to offer three sizes of digital sensors, just like film. They were the first to develop a USB-driven sensor and camera.

They were the first to transition from CCD to CMOS sensors. They were the first to develop a digital retrofit for panoramic systems. And they introduced the world’s first and only wireless digital sensor system.

Together, Schick and Sirona spend over $35 million, or approximately 7% of revenue, on R&D. This is the highest in the dental equipment industry. We will continue to strive for innovation and leadership in R&D.

Please turn to page 16. In summary, this merger creates a worldwide leader in high-tech dental equipment. Together we will provide tremendous opportunities for our customers, employees and shareholders. Our customers will benefit from the combination of two true dental innovators, our employees will benefit from the opportunities created by this transaction, and our combined entities will benefit from increased access to talent.

Our shareholders will benefit from the value created by enhanced earnings, stronger cash flow and the synergies. Furthermore, management’s significant equity position firmly aligns us with our shareholders. In short, I believe in this merger, as it will make two great companies even better. Now I would like to ask Simone Blank to review the financial highlights.

Simone Blank: Thank you, Jost. As you can see on page 17, we have restated our Safe Harbor disclaimer regarding U.S. and German GAAP. Turning to Slide 18. For the 12 months ended June 2005, the combined company generated pro forma revenue of $498 million with strong operating cash flow and EBITDA contribution. During the same period, Sirona has total revenue of $441 million and Schick has revenue of $57 million. EBITDA for Sirona was $99 million, or 22% of revenue, and for Schick, EBITDA was $22 million, or 39% of revenue. Sirona’s operating cash flow for the 12 months ending June 2005 was $85 million, or 19% of revenue, and Schick’s operating cash flow was $21 million, or 26% of revenue, for the same period.

As Jeff has indicated, the transaction is expected to be accretive to Schick’s calendar year 2006 cash earnings per share. I would note that Sirona itself, having gone through three LBOs in the past eight years, recognizes significant amount of non-cash amortization. Taking into account the most recent buyout by Madison Dearborn, we expect under U.S. GAAP the max non-cash after-tax charge to net income to be in excess of $40 million, excluding any additional amortization related to this transaction. Given this last non-cash charge, you will hear us discuss earnings and earnings per share on a cash basis.

Turning to Slide 19, I’d like to go through Sirona’s net debt for September 15th, 2005, comprising of cash and cash equivalents of $58 million, senior bank debt of $471 million, mezzanine debt of $124, totaling $537 million. The combined pro forma leverage for the 12 months ending June 2005 is 4.5 times. This reflects a 100 million payment from Patterson for the extension of exclusivity and the decrease in Schick’s cash to fund the special dividend of $2.50. I would note that we are very comfortable operating at this leverage level and that given our strong cash flow we would expect it to decline over time. I will now turn the call back to Jeff.

Jeffrey Slovin: Thanks, Simone. Turning to Slide 20 on the approval process. The transaction will be presented for approval at a special meeting of Schick shareholders to be scheduled following the conversion of Sirona’s financial statements to U.S. GAAP. In connection with the shareholders meeting, Schick will file proxy materials with the Securities and Exchange Commission. These proxy materials will set forth additional details and other information concerning the transactions, which investors should carefully read before making decisions regarding the transaction.

Now let’s move to our future growth opportunity and turn to Slide 21. To recap, we are well positioned for future growth. As a global leader in high-tech dental equipment, we will continue to be focused on the market segments that are growing at rates greater than 15% per year. As you have heard, we are committed to continued R&D investments. Together we have a world-class development team that will continue to drive innovative products to market. Furthermore, our investors will benefit from our strong financial profile. Lastly, we have an experienced management team with one of the best track records in dental industry.

In summary, we are confident that the combined company will be better than the sum of its parts. This is the right deal at the right time and is the right decision for our company and our shareholders. I would (inaudible - audio skip)

Q&A Session

Operator: (OPERATOR INSTRUCTIONS). And we’ll take our first question coming from the line of Paul Johnson of Nicusa Capital. Please proceed.

Paul Johnson: Jeff, and I guess for Jost as well and the first one is really related to Sirona, when you all talk about CAD/CAM systems and you talk about CEREC, is that one and the same or are there other CAD/CAM systems that are not CEREC?

Jeffrey Slovin: Excellent question, Paul. Jost?

Jost Fischer: Yes. Of course, we have first our chairside marketing system, that’s the CEREC brand name. That is chairside only. We have a lab version, which we call Sirona InLab that we market to, of course, the labs. And the third product in this area is our InfiniDent offering, that’s the central manufacturing side of it and the product there that we market is called the InEos, which will capture the image as an extra-oral scanner. Does that answer your question?

Jeffrey Slovin: Paul? Paul? Next question, please.

Operator: And your next question will come from the line of Robert Willoughby of Banc of America Securities. Please proceed.

Jon Wood: Thanks, good morning. John Wood for Bob. A question on the German reimbursement issues. How has that affected Sirona’s business and where do you see those issues? Are we largely through them, have we returned to more normalized growth rates in that geography? Thank you.

Jeffrey Slovin: Yes --

Jost Fischer: -- May I answer this question here? Yes, there was continuous discussion on German reimbursement systems for almost three years that certainly affected sales in the past. But I’m happy to say that since January, when the new reimbursement system was in place, our sales are up. So that wasn’t true for all of dental sales in that category, but for us we have a pretty strong year in Germany. So I think those issues are over.

Jon Wood: Thank you.

Jost Fischer: Sure.

Operator: And your next question will come from the line of Paul Johnson. Please proceed.

Paul Johnson: I just want to follow up. The answer to your question was yes, that was an excellent overview. Can you scale about how big CEREC is of the 159 million of CAD/CAM systems?

Jost Fischer: CEREC certainly has the lion’s share of our CAD/CAM sales. And -- on the other hand, our labs system is growing at the same rate or even faster in some countries.

Paul Johnson: So if we look at overall CAD/CAM revenue growth, it is - it sounds like a bit slower than 38% of CEREC, but a very impressive number nevertheless?

Jost Fischer: Thank you.

Paul Johnson: All right. I meant as a question, but I’ll take it as a statement. I guess my second question -- although that sounded like there were a lot of questions, it was really only one for accounting purposes. The second one, the imaging -- I’m just kidding you, Jeff. The second question, the imaging systems in Germany, my sense is that Sirona is as strong in imaging systems in Germany as Schick is in the U.S. Is that -- ?

Jeffrey Slovin: That’s absolutely correct. Sirona is the premier imaging company in Germany and, quite frankly, in many markets around the world.

Paul Johnson: How will you all rationalize the technology between the two? I assume the Schick line will benefit from some of the Sirona technology and vice versa?

Jeffrey Slovin: That’s a correct assessment. One of the things that we did not get into on the call was I will also be responsible for imaging. So it will be my responsibility to integrate our R&D efforts to focus on bringing out the best imaging products in the future.

Paul Johnson: Worldwide?

Jeffrey Slovin: Worldwide.

Paul Johnson: Will the brand be called Sirona going forward in the U.S. or Schick Sirona or -- ?

Jeffrey Slovin: We will continue to have Schick Technologies as a division and Sirona will be the name worldwide. So both brands will continue.

Paul Johnson: You’ll be Schick in the U.S. and you’ll be Sirona outside the U.S.?

Jeffrey Slovin: Well, Sirona also has a nice presence in the U.S. as well.

Paul Johnson: Oh, all right. So you have --.

Jeffrey Slovin: So we will have --

Paul Johnson: You have many branding opportunities.

Jeffrey Slovin: Correct.

Paul Johnson: Okay. Thank you.

Operator: (Operator Instructions). And your next question will come from the line of Craig Thomas (ph) of Intrinsic Investors (ph). Please proceed.

Craig Thomas: Hi. Good morning. Two very brief questions. The first one is has Madison Dearborn agreed to a lockup on its shares? *

Jeffrey Slovin: Yes.

Jost Fischer: Yes. The answer is yes.

Craig Thomas: For what period of time?

Jeffrey Slovin: Until the deal closes.

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*Editorial Note: The intent of the questioner was unclear and should have been clarified. The questioner’s reference to “Madison Dearborn” was presumably intended as a reference to Madison Dearborn Partners, LLC, a private equity firm that directed the formation of a limited partnership (“MDP”) that has an indirect investment in Sirona through Sirona Holdings Luxco S.C.A. (“Luxco”). To the knowledge of Schick Technologies, Inc., neither MDP nor Luxco currently owns, directly or indirectly, any Schick common shares. Pursuant to the Exchange Agreement, Luxco will receive Schick common shares upon the closing of the announced transaction (the “Closing”). If the questioner’s query regarding a “lockup” was intended to refer to Schick shares held by Luxco, as opposed to Luxco shares indirectly held by MDP, there would thus be no such lockup prior to the Closing. From and after the Closing, it is not proposed that there be any such lockup as a matter of contract between Schick and Luxco. However, as of the Closing, Luxco would become an affiliate of Schick, and Luxco’s Schick shares would be restricted, within the meaning of the Securities Act of 1933, as amended, and Luxco would acquire certain registration rights with respect to those shares.

Craig Thomas: Okay. And then second question was for Simone. You mentioned a $40 million number. Is that your expected intangible annualized amortization?

Simone Blank: That is the expected net amortization I have to say for the Sirona business alone -- standalone. We are currently investigating with our advisors the effect of this transaction, so that would come in addition.

Craig Thomas: What are the approximate assets, total assets -- book value of the assets for the German company?

Simone Blank: As I said, we are currently investigating this with our advisors and we will detail that all in the proxy.

Craig Thomas. Okay. Thank you.

Simone Blank: You’re welcome.

Operator: (Operator Instructions). And you have a question coming from the line of Paul Johnson. Please proceed.

Paul Johnson: Imagine that, another question. Jeff, can you work through the North American distribution relationships between Schein and Patterson and how might that all play out now going forward?

Jeffrey Slovin: Sure. Well, as you know, Paul, Schick Technologies has a strong relationship with Patterson Dental and recently signed a three-year exclusive agreement with Patterson. So that will continue. And Sirona, through its CEREC product, just recently signed a 10-year extension with Patterson. And, of course, Sirona recently, at the beginning of this year, started selling with Henry Schein. Jost, would you like to add to that?

Jost Fischer: Sure. We have -- as I stated earlier, we have relationship with both Henry Schein and Patterson very successfully. And as Schein is more an international player, we have great relationships with them worldwide and that led to start our relationships in the U.S. at the beginning of this year and we ramped them up pretty nicely so far. We have a Patterson exclusive, which is our CEREC product line that we just recently put on, for some more years.

Paul Johnson: Jeff, follow-up. The Schick three-year exclusive for Patterson is North American?

Jeffrey Slovin: North America. That’s where Patterson is located, in the United States and Canada.

Paul Johnson: And the 10-year CEREC was also North America?

Jost Fischer: Correct.

Paul Johnson: And, Jost, can you chat about your, I guess the nine-month experience you’ve had with Schein with the non-CEREC products?

Jost Fischer: Sure. I mean very positive partnership. We invested significant efforts into this relationship and I can say the same thing happened from Henry Schein, from the top to the bottom.

Paul Johnson: You’re very happy so far with the relationship.

Jost Fischer: Absolutely.

Paul Johnson: Final question. The 100 million from Patterson has been booked, has not been booked?

Simone Blank: Has been in July.

Paul Johnson: In July?

Simone Blank: Yes.

Paul Johnson: So it’s in the combined numbers that you presented today, right, Simone?

Simone Blank: Yes.

Paul Johnson: Okay, thank you.

Jeffrey Slovin: Thank you, Paul.

Operator: Your next question will come from the line of Joe Giamichael of CJS Securities. Please proceed.

Joe Giamichael: Good morning, gentlemen. Just wanted to have a better understanding of the exclusivity aspects of Patterson. So this CEREC product, as well as all the CDR products, have the North American exclusivity, correct?

Jost Fischer: That’s correct.

Joe Giamichael: And the Schein distribution agreements are for -- with the remainder of the Sirona product base?

Jost Fischer: All other product lines, yes.

Joe Giamichael: Okay. I think that’s about it.

Jeffrey Slovin: Thanks Joe.

Operator: Your next question will come from the line of Robert Willoughby. Please proceed.

Jon Wood: Hey, thanks. Jon Wood, again. If I take the 159 in CAD/CAM systems revenue and then apply the 36% North American mix, would that approximate -- would that accurately depict CAD/CAM in North America or is there a different mix there?

Jost Fischer: I didn’t quite get your question; excuse me.

Jon Wood: Just looking for approximate North American CEREC sales, if you could break that out?

Jost Fischer: We don’t detail those numbers, but what I can tell you is that this is the majority of sales.

Jon Wood: Okay, thank you.

Operator: Ladies and gentlemen, this concludes today’s question and answer session. I’ll now turn the call back over to management for closing remarks.

Jeffrey Slovin: I would like to thank you all for participating in today’s special conference call and a special thanks to Jost and Simone. We are extremely excited to begin our journey as Sirona Dental Systems and look forward to realizing the full growth potential of the combined company. Thank you and we look forward to talking to you on our next call after our first -- second quarter’s results in November.

Operator: Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

Creating a Global Leader in High-Tech

Dental Equipment

September 26, 2005

Sirona Dental Systems Group

Schick Technologies, Inc.

Page 0

Safe Harbour Statement and Additional Information

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Words such as "seek," "intend," "may," "believe," "will," "project," "plan," "estimate," "expect,"
"anticipate" and other similar statements of a forward-looking nature identify forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur and are based on
Sirona's and Schick's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or that such approvals take longer to obtain than expected; 2)
difficulties in successfully integrating the businesses and operations of the two companies; 3) unexpected costs in connection with the proposed transaction; 4) the combined company may be unable to achieve cost-saving synergies; 5) the businesses may suffer as a result of uncertainty surrounding the proposed transaction; and 6) the industry may be subject to future regulatory or legislative actions. In addition, the ability of Sirona and Schick to achieve the projected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of Sirona and Schick, and other risks and uncertainties described from time to time in Schick's public filings with United States Securities and
Exchange Commission (the "SEC").

All Sirona financial statements are based on management accounts and German GAAP, and have not been prepared in accordance with US GAAP.  As a result, Sirona’s financial information may be materially different if Sirona's financial statements were prepared in accordance with US GAAP.  Schick financial statements have been prepared in accordance with
US GAAP. All pro forma consolidated financial information has been prepared by aggregating financial information based on these different accounting standards and such financial information may be materially different than the pro forma statements that would result from the aggregation of financial statements in accordance with US GAAP.  Further information on Schick's risk factors is contained in Schick's Form 10-K and other filings with the SEC. Sirona and Schick assume no obligation and expressly disclaim any duty to update information contained in this presentation.

In connection with the proposed transaction, a registration statement including a proxy statement will be filed with the SEC by Schick. Shareholders of Schick are urged to read the Registration Statement/Proxy Statement and any other relevant documents filed with the SEC because they will contain important information about Sirona,
Schick and the proposed transaction. The final proxy statement will be mailed to shareholders of Schick.
Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Schick will be available free of charge from Schick Technologies, Inc., Attn:
Legal Department, 30-00 47th Avenue, Long Island City, New York, 11101, Tel: (718) 937-5765.

Schick Technologies, Inc. and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick's Annual Report on Form 10-K for the year ended March
31, 2005.

Safe Harbour Statement and Additional Information (continued)

Agenda

Transaction Overview

Strategic Rationale

Industry and Company Overview

Financial Highlights

Growth Outlook and Next Steps

Transaction Overview

Merger through an exchange of stock

Issuance of 36.97 million new shares by Schick to Sirona’s parent company in exchange for 100% of its economic interest in Sirona

Sirona´s shareholders will own 67% of Schick’s fully-diluted issued shares;
current Schick shareholders to hold the remaining shares

Dividend of $2.50 per share paid to current Schick shareholders at closing

Sirona Dental Systems, Inc.

Requires approval by regulatory authorities and Schick shareholders

Expect to close transaction in the first calendar quarter of 2006

Application will be made for NASDAQ listing

1,800 employees in 5 continents

Corporate HQ in Bensheim, Germany and U.S. HQ in New York

Transaction Overview

Transaction
Structure

Relative Valuation
and Consideration

Approvals

Employees &
Locations

Primary Exchange

Company Name

Headquarters

Closing

Transaction Overview (continued)

Board
Representation

Executive
Management

Simone Blank

Executive VP & CFO

6 years with Sirona

Extensive global financial
experience, with a strong
operational background

Formerly with
PricewaterhouseCoopers

7 Sirona and 3 Schick board members

Management
Team Depth

Highly experienced senior management team, with an average of over 10 years in the dental industry and a proven track record for growth

Jost C. Fischer

Chairman, President &

CEO

4 years with Sirona

Over 20 years of

operational experience as

CEO  of various

companies; significant

integration experience;

prior public company

experience

Jeffrey T. Slovin

Executive VP & COO of

U.S. Operations

6 years with Schick

Joined Schick in 1999 and

held various positions

including President &

CEO, COO, and Director

Former Managing Director

of Greystone & Co. Inc.

Strategic Rationale

Strategic Rationale

Strengthens position as a global leader in innovative high-technology dental equipment

Enhances global leadership in digital imaging, with #1 position in the U.S.

CEREC platform is a leader in the rapidly growing dental CAD/CAM space

Expands industry-leading global presence and product portfolio

Unites world-class R&D capabilities to accelerate product development, benefiting distribution partners, customers, and patients

Leverages strong operating synergies, earnings, and cash flow

Post-merger, the companies expect to achieve annual synergies of $5-7 million within 12-24 months after the close

The business combination is expected to be accretive to Schick’s calendar year 2006 cash earnings per share

Combines strong management with successful track records

Industry and Company Overview

Overall global equipment industry growth est.
5%, with 10% growth in U.S. over past three
years

Core Sirona & Schick technologies are
growing faster than the overall industry

Dental CAD/CAM systems (CEREC)

Digital imaging systems

Increasing Patient Demand

Aesthetic dentistry

Age demographics

Growth in disposable income

Convenience

Dentist interest in improving practice
productivity and profitability

Increased productivity & efficiency

Decreased labor costs

Technology innovations

Enabling new treatments & procedures

Improving existing treatments

Growth Drivers

High-Growth Technologies

Combined Company Positioned In the Dental
Equipment Sweet-Spot

schick The future is here.

sirona.

schick The future is here.

sirona.

Who We Are

A leader in intra-oral digital imaging
systems for the dental market

Innovative leader with robust R&D

High-quality, proprietary imaging technology

Solid distribution and strong U.S. brand
awareness

Strong cash flows and high margins

Publicly traded U.S. company with a leading
position in the U.S. market

A leading global manufacturer of high quality
dental equipment and technologies

Broad portfolio of high-tech products and dental
equipment

Innovative leader for more than 125 years

Experienced management with significant equity
ownership

Largest R&D team in the industry

Comprehensive product mix and strong global brand
awareness

World-class distribution partners globally

Strong financial profile

Private German company with a leading position in the
global dental industry

Page 12

Who We Are - Products

We offer the broadest range of products in the industry

	Schick	Sirona			
Product Category	**Imaging Systems**	**CAD/CAM**	**Imaging Systems**	**Treatment Centers**	**Instruments**

Products	• Intra-oral radiography systems, including wireless systems • Intra-oral USB camera • Panoramic imaging system • Conventional x-ray device • Software	• Dental CAD/CAM systems (CEREC) - For Dentists - For Labs • CAD/CAM central restoration service • Associated software • Intra-oral camera • CAD/CAM materials	• Intra-oral, panoramic and cephalometric imaging systems (x-ray) both on a conventional and digital basis • Associated software	• Comfort, standard and economy treatment centers • Patient communication systems • Prophylactic and simulation treatment centers	• Rotating hand pieces • Oscillating hand pieces • Sterilizers and hygiene equipment • Laser instruments • Endodontic and Periodontic instruments schick The future is here.
sirona.

CAD/CAM
Systems
(CEREC)

Imaging
Systems

Treatment
Centers

Instruments

Equipment

Sales  $mil (1)

Note: 1)  LTM June 2005; combined Imaging revenue pro forma for Schick and Sirona; Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and Schick were prepared using the same accounting standards.  Exchange rate of 1.25$ / €

% of total sales

A Global Leader Across All Product Lines

$159

32%

$151

30%

$125

25%

$63

13%

Other Countries
17%
Germany
24%
North America
36%
Europe, excl. Germany
23%

-

-

schick The future is here.

sirona.

Brand and marketing strength worldwide

Note: Based on location where revenue is generated; LTM June 2005; combined revenue pro forma for Schick and Sirona; Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and Schick were prepared using the same accounting standards.

Combined Entity

The combined
company has a solid
presence in every
region of the world

Strong opportunities
for growth worldwide

Our Global Footprint

First chairside dental CAD/CAM system
(CEREC)

First digital panoramic system

First dental X-ray

First dental treatment center

First dental drill

First wireless intra-oral sensor

First retrofit for panoramic systems

First to transition from CCD to CMOS

First USB driven sensor & camera

First to offer three sizes of sensors

Schick

Sirona

The merger combines two world-class R&D engines, accelerating the development of innovative products that benefit customers, patients and distribution partners

History of R&D Leadership

  Global leader in high-tech dental equipment, with sales of

Approximately $500mm worldwide

Including over $180mm in North America

  Expands industry-leading global presence and product portfolio

  Unites world-class R&D capabilities to accelerate product development

Combined R&D spend in excess of $35mm

  Leverages strong operating synergies, increased earnings and cash flow

Note: LTM June 2005; combined revenue pro forma for Schick and Sirona; Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and Schick were prepared using the same accounting standards.

What We Create Together

Financial Highlights

Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and Schick were prepared using the same accounting standards.

Approximately $500mm
in combined revenue
LTM June 2005

Strong EBITDA and
operating cash flow
contribution

Transaction accretive to
2006 calendar year
cash earnings per share

Note: 1) Operating Cash Flow = EBITDA - CAPEX

Note: Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and
Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and
Schick were prepared using the same accounting standards.

Our Financial Profile

LTM June 2005

($mm)

Sirona

Schick

Revenue

441

57

EBITDA

99

22

in % of revenue

22%

39%

Operating Cash Flow

1

85

21

in % of revenue

19%

36%

Pro forma leverage net debt / combined pro-forma LTM 6/05 EBITDA =  4.5x 1

Sirona Net Debt As Of September 15, 2005

Note: 1) Net debt pro forma for a) $100 million Patterson exclusivity payment and b) decrease of $45 million in Schick cash to fund special dividend of $2.50

Note:  Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and
Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and
Schick were prepared using the same accounting standards.

Net debt ($mm)

9/15/05

Cash and equivalents

58

Senior bank debt

471

Mezzanine debt

124

Net debt

537

Apply for regulatory approvals

Sirona to prepare historical financial statements
in accordance with U.S. GAAP

Secure Schick shareholder approval

Approval Process

  Leading dental technology franchise

Global leadership positions across full product spectrum

Diversified product portfolio

  Focused on the high growth (greater than 15%) dental technology market

Dental CAD/CAM systems

Digital imaging

Other technology focused products

  Innovative R&D platform

Combined R&D spend in excess of $35mm

  Strong financial position

Combined LTM revenue of approximately $500mm and EBITDA of approximately $120mm

  Experienced management team with a successful track record in the dental products market

Well Positioned For Future Growth

Note: Due to the fact that Sirona’s financial information has been prepared pursuant to management accounts under German GAAP, and
Schick financial information has been prepared in accordance with US GAAP, results may differ if the financial statements of Sirona and
Schick were prepared using the same accounting standards.